Chico's FAS, Inc.	CHS	Q2 2018 Earnings Call	Aug. 29, 2018
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Exhibit 99.1
PARTICIPANTS

Corporate Participants

Julie F. Lorigan – Vice President-Investor Relations, Public Relations & Corporate Communications, Chico’s FAS, Inc.
Shelley G. Broader – President, Chief Executive Officer & Director, Chico’s FAS, Inc.
Todd E. Vogensen – Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.
Diane Marie Ellis – Brand President - Chico’s, Chico’s FAS, Inc.
Other Participants

Kimberly Conroy Greenberger – Analyst, Morgan Stanley & Co. LLC
Susan Anderson – Analyst, B. Riley FBR, Inc.
Lorraine Corrine Hutchinson – Analyst, Bank of America Merrill Lynch
Janet J. Kloppenburg – Analyst, JJK Research
Paul Lejuez – Analyst, Citigroup Global Markets, Inc.
Kate Fitzsimons – Analyst, RBC Capital Markets LLC
Paul Trussell – Analyst, Deutsche Bank Securities, Inc.
Julie J. Kim – Analyst, Nomura Instinet
Dana Lauren Telsey – Analyst, Telsey Advisory Group LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, and welcome to the Chico’s FAS Second Quarter 2018 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions]

I would now like to turn the conference over to Julie Lorigan, Chico’s FAS Vice President of Investor Relations, Public Relations and Corporate Communications. Ms. Lorigan, please go ahead.

Julie F. Lorigan, Vice President-Investor Relations, Public Relations & Corporate Communications, Chico’s FAS, Inc.

Thanks, Anita, and good morning, everyone. Welcome to Chico’s FAS second quarter 2018 earnings conference call and webcast. Joining me today at our National Store Support Center in Fort Myers are Shelley Broader, our Chief Executive Officer; Todd Vogensen, our Chief Financial Officer; and Diane Ellis, our Chico’s Brand President, who will be participating in today’s question-and-answer session.

Our earnings release issued today can be found on our website at www.chicosfas.com under Investor Relations, Press Releases.

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Chico's FAS, Inc.	CHS	Q2 2018 Earnings Call	Aug. 29, 2018
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Let me caution you that today’s comments will include forward-looking statements about our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry which speak only as of today’s date. You should not unduly rely on forward-looking statements. Important factors that could cause actual results or events to differ materially from those projected or implied by our forward-looking statements are included in our earnings release issued this morning, and our SEC filings, and in the comments that are made on this call. We disclaim any obligation to update or revise any information discussed in this call except as may be otherwise required by law.

And with that, I will turn it over to Shelley.

Shelley G. Broader, President, Chief Executive Officer & Director, Chico’s FAS, Inc.

Thank you, Julie, and good morning, everyone. We had a solid second quarter, with results in line with our expectations. Customers are responding favorably to new merchandise initiatives, and we are also seeing promising growth in our new channels and in our digital channel. Digital sales were up double digits in the second quarter. All brands showed improvement in comparable sales in the quarter, both sequentially and on a year-over-year basis. While traffic was challenging, we continued to see positive trends in units per transaction and conversion. We’re carefully balancing our marketing efforts between both brand building and transaction-driving initiatives to more effectively engage with our existing customers and to reach new and lapsed customers. We are seeing improvement in our trends, particularly in customer reactivation.

Our new partnerships, including ShopRunner, Amazon.com and QVC are progressing nicely. Sales are increasing, and these channels of distribution are proving to be effective in driving increased customer awareness and consideration, which is a positive indicator for our omni-channel growth strategy. And combined with our ability to leverage shared inventory, we’re confident that these channels will be meaningful contributors to our sales and earnings over the long term.

Now, turning to results by brand. At Chico’s, as you may recall, our research indicated that many of our customers are in the workforce. Not surprisingly, as we offered more workwear we saw an increased demand, including travelers, no-iron, basic knits and denim in the second quarter. However, our fashion component in knits primarily pattern and novelty was softer than anticipated. We’ve addressed this and have adjusted our assortment to include more modern prints with elevated fabrics, and we are re-emphasizing clean, work-appropriate options this fall and moving forward.

Our pant category did not perform to our expectations, and we have course-corrected and have entered the fall season with more variety in length, leg shape and style. Also, the next generation of our popular So Slimming technology will be included in the fall assortment of pants and denim. Our customers have historically responded very positively to our So Slimming offerings, and this innovative technology is better than ever.

We are so proud that in September our Chico’s brand will celebrate its 35th anniversary. In recognition, this fall we will pay tribute to our heritage by offering both in-store and online a special edition collection of unique artisanal pieces. We especially want to recognize and honor our loyal customers and our long-standing associates with this beautiful and distinct collection.

Lastly, we are pleased to announce that Chico’s has formed a collaboration with NYDJ, formerly Not Your Daughter’s Jeans. Beginning in mid-October, we will offer an exclusive denim collection with washes and colors in traditional sizes 0 through 18. This product incorporates a new innovative

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Chico's FAS, Inc.	CHS	Q2 2018 Earnings Call	Aug. 29, 2018
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technology in fit that will augment our current denim offering. Our research identified a significant overlap with our existing target demographic and those that love the NYDJ brand. So, we view this as a unique opportunity to excite our current customers and to introduce a host of new customers to our brand.

Turning to White House Black Market, we saw a healthy improvement in comparable sales trends in the quarter, driven by strength in polished workwear. We have a significant opportunity to continue driving sales growth in the popular categories of polished casual and special occasion dressing. While we had a nice customer response to our polished casual, we were underpenetrated, and in dresses, the category overall performed well, but we were light on our improved offering in special occasion dresses.

We will incorporate these learnings into next year’s planning cycle, particularly for spring and summer to better meet the expectations of our customers. Our focus, as we turn to the fall, is on the continued execution of our brand positioning, improving quality and building a good-better-best assortment. We have historically seen the back-to-school season coincide with our customers’ return to refined workwear as she rebuilds her closet. Our assortments are improving, and we look forward to building on the positive momentum we experienced in the second quarter. To showcase our new merchandise assortment, we have an integrated marketing program in place that includes investments in circulation, social marketing, and digital, designed to drive strong customer traffic and sales.

Moving to Soma, we’re approaching the one-year anniversary of Mary van Praag as Soma’s Brand President. And Mary and her team have made tremendous progress in repositioning the Soma brand. We saw improved momentum in the business in the second quarter, driven by cool nights sleep separates, our core vanishing collections and our new Enbliss bra. Notably, the performance of Enbliss has been so strong, it is second only to our vanishing back bra, which is our number one best-seller.

Offering innovative solutions is at the core of everything we do at Soma, and our Enbliss collections offer superior soft comfort and support. We introduced Enbliss in June, and we went full scale in July, and it is exceeding every expectation.

We also recently launched style essentials which replaces what we refer to as our loungewear assortment. Style essentials offers effortless outfitting with easy-care and easy-wear flattering pants and tops for the on-the-go lifestyle. We have created five key bottoms, each with a specific benefit that provides a unique solution to customers. We believe this improved line has a great opportunity to drive increased customer demand, and we look forward to updating you on this new collection in future calls. Overall, Soma’s merchandise is improving, and with our exciting new initiatives, we are on track for stronger top line growth in the back half of the year.

Turning to updates on our other initiatives across the organization, in special sizes, petites continued to be strong and generated over $3 million in incremental sales for Chico’s and White House Black Market in the quarter. And at Chico’s, we’ve rolled out our extended sizes to 150 stores. While early, we’re pleased with the results which are now trending above plan.

Next, we continued to make considerable progress in further advancing our omni-channel capabilities. We’re focused on providing our customers with added convenience and inspiration to enhance the overall experience. We have shifted the culture in our field and headquarters organization, providing the tools, training and support necessary to deliver a seamless, most amazing personal experience wherever and however our customers shop. We believe operating at the intersection of digital and physical is the road to success, and we are bridging those gaps through innovation. We are uniquely positioned to service our customer and to optimize our store fleet as a sales center, a return center, and a distribution center.

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Chico's FAS, Inc.	CHS	Q2 2018 Earnings Call	Aug. 29, 2018
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We continue to make investments in technology to future-prove and digitize our services and drive stronger sales and customer satisfaction. We are starting to realize the benefits of our investments. For example, our new Locate tool, which was fully implemented in all front-line stores last quarter, is enabling us to ship in-store orders directly to the customer, and in the second quarter, we generated a significant increase in customer demand and far exceeded our expectations.

Sales from our initial rollout of Endless Aisle also exceeded our expectations, and following the success, we have fast-tracked our implementation plan. By the end of September, all designated stores will be connected to our shared inventory management system for purchase online and ship from store. Also, in the second quarter, we saw great customer response to our Shop the Look functionality, and our customers especially love outfitting. We tested this capability with over 400 outfits across mobile and desktop and have doubled the product availability for online outfitting by the end of September.

In addition, we’re in the early stages of testing more advanced personalization initiatives as we look to leverage our data analytics. We are identifying customers’ needs, segmenting similar behaviors, and improving our customer journey. We are making great progress across all of our omni initiatives and will keep you updated on our efforts on this important front.

Before I turn it over to Todd, I’ll comment a little bit on our new sales channels. Following the successful premiere in May, Soma had their second appearance on QVC in early August, and we were a top performer in the fashion segment. We achieved our goal in the first five minutes on air and generated an 80-plus-percent sell-through on an increased buy. We have additional events planned for the second half of the year and continue to see increased customer awareness and traffic to our Soma website as a result of these events.

We continue to be pleased with the performance of ShopRunner with sales doubling over the last quarter. Gross average order value continues to be nearly 30% higher than our average customer order. In addition, 34% of total customers who have ordered through ShopRunner are new or reactivated.

Lastly, our collaboration with Amazon.com is progressing nicely, and we have achieved results in line to slightly ahead of our Amazon’s expectations. We had our first Prime Day, which was highly successful. In fact, our Chico’s slub tee ranked as one of the top fashion items sold on Prime Day. We are in the process of planning for additional events, thoughtfully increasing our SKU count, and making other investments to further drive the top line and introduce more new customers to the brand.

In summary, we’re pleased with our results for the second quarter. We’re positioning our brands for success and we are future-proofing, digitizing, and personalizing our omni experience. We are pleased with our top line momentum and know we will continue to focus on and invest in those areas to drive profitable sales and value creation over the long term. We remain optimistic about the road ahead for our company and for our brands.

I will now turn the call over to Todd for more details on our financial results.

Todd E. Vogensen, Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.

Thanks, Shelley, and good morning, everyone. We reported second quarter results that were consistent with the outlook we provided on our first quarter call. Those results reflect the negative

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Chico's FAS, Inc.	CHS	Q2 2018 Earnings Call	Aug. 29, 2018
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impact of the 53rd week shift of approximately 1.5% in sales. Overall, we were pleased with the improvement in our sales trends and believe that our growth initiatives are beginning to gain traction. We achieved a 100 basis-point improvement in merchandise margin in the second quarter. This improvement reflects savings from the supply chain and sourcing initiatives that we have discussed previously, as well as effective inventory management.

We ended the quarter with clean inventory down 4.6% compared to last year. Overall gross margin rate was flat to last year, as our merchandise margin improvement was offset by deleverage on fixed expenses and costs associated with the implementation of our omni-channel initiatives, including ShopRunner, Locate and Endless Aisle.

Moving to SG&A expenses, second quarter SG&A was in line with expectations, up $0.5 million or 0.3% compared to last year, reflecting planned investments in marketing and technology, partially offset by continued expense control in both our stores and shared services.

Our balance sheet remained strong and we ended the quarter with $239 million in cash and short-term investments, and $61 million in debt. Of note, during the quarter, we announced a new $200 million senior secured asset-backed credit facility. This new facility is cost effective and provides us with greater borrowing flexibility, which enhances our already strong liquidity.

Second quarter capital expenditures totaled $10 million, mostly comprised of investments in existing stores and technology. For the year, we continue to anticipate capital expenditures of approximately $60 million to $70 million.

In the second quarter, we closed 11 stores and we’re on track to close a total of approximately 40 to 50 stores this year, while taking advantage of select short-term lease extensions and medium-term rent reductions where possible. We continue to actively pursue opportunities to enhance our portfolio and negotiate more favorable terms.

Turning to our financial outlook for the third quarter and full year 2018, for full year 2018, we are reaffirming our outlook as previously provided in our first quarter press release. We expect net sales to be down in the mid-single digit range excluding the impact of the 53rd week, and we anticipate comparable sales to be down in the low to mid-single digit range. We expect gross margin rate expansion of approximately 50 basis points, which is within our previously guided range, and we expect SG&A dollars to be approximately flat to fiscal 2017.

As we look at the back half of the year, given the momentum in our omni-channel initiatives, we expect stronger sales trends than we experienced in the first half. However, we also anticipate additional costs associated with the implementation of our omni-channel initiatives, which should roughly offset the improved sales outlook in the third and fourth quarters. For the third quarter, we expect net sales to be down a low-single digit percentage compared to last year, which includes the benefit of lost sales from last year’s hurricanes. We also expect comparable sales to be down low-single digits compared to last year.

Also compared to last year, we expect third quarter gross margin rate improvement of approximately 50 basis points due to growth in merchandise margin from our supply chain and sourcing initiatives, and partially offset by the impact of costs associated with the implementation of our omni-channel initiatives. We anticipate SG&A dollars to be up in the range of $8 million to $10 million due to continued advancements in technology to enhance the customer journey, as well as investments in marketing.

Now, I’ll turn the call back over to Julie for Q&A.

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Chico's FAS, Inc.	CHS	Q2 2018 Earnings Call	Aug. 29, 2018
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Julie F. Lorigan, Vice President-Investor Relations, Public Relations & Corporate Communications, Chico’s FAS, Inc.

Thank you, Todd. At this time, we would be happy to take your questions. I’ll turn it back over to Anita to begin the process.

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Chico's FAS, Inc.	CHS	Q2 2018 Earnings Call	Aug. 29, 2018
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QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question today comes from Kimberly Greenberger with Morgan Stanley. Please go ahead.

<Q – Kimberly Greenberger – Morgan Stanley & Co. LLC>: Great. Thank you so much. Good morning. I wanted to ask about some of the omni-channel initiatives that you’ve got going, in particular, the Amazon initiative and ShopRunner. I’m wondering how quickly you think these initiatives might be able to scale and when might you expect these initiatives to be, let’s say, more meaningful as a percentage of total revenue. Same question with the QVC partnership with Soma. Thanks so much.

<A – Shelley Broader – Chico’s FAS, Inc.>: Hi, Kimberly. How are you?

<Q – Kimberly Greenberger – Morgan Stanley & Co. LLC>: Great. Thanks.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thanks for asking the question. I’ll start a little bit about the idea of alternative channels and then I’ll turn it over to Todd. As we’ve said before, we have been very careful in selecting our alternative-channel partners and have sort of a specific role that each one of them play within our portfolio. Just starting with QVC and Soma, as we look at Soma and understand more about the brand and the incredible loyalty of the customers that we have at Soma, we understand that this brand awareness is a huge opportunity for us at Soma. So, the opportunity in the partnership that we have with QVC, although tremendous and we anticipate will drive volume and is today, its primary purpose is brand and brand awareness, and we are already seeing today some great success with new customers coming into the store, being familiar with the brand, having heard of the brand through QVC. We continue to monitor and test, and as we said in the script today, we’ve got additional events planned with QVC and Soma in the future.

ShopRunner again was very exciting to us because of the lack of customer overlap. Although the ShopRunner customer is in our target demographic, and especially strong at White House, the overlap between that customer and the ShopRunner customer was low. So, again, not only are we seeing a great opportunity to reactivate customers who had once shopped with our brands, but also it’s a terrific source of new customers for us even today and as we continue to build our relationship with that and understand even more what that partnership can do for us.

Amazon was really a two-fold partnership. It was both a brand awareness, the opportunity to have access to and market to that Prime consumer, which is a significant number of customers that we wouldn’t have access to today. And it was also tied to our physical plant, so the fact that you can purchase on Amazon and return to us in-store. And that just continues to be a great learning opportunity for us and we’re carefully adding SKUs and adding variety to Amazon. And it has a specific purpose. It is at our basic base of the pyramid. We don’t have fashion items or even necessarily everyday fashion on the Amazon site. We’re really driving that consistency and reorder and new introduction to consumers. So, we’re very happy with our new channels. We continue to explore additional ones like cruise and airports, which we’ll continue to grow and launch as well as our partnership with alternative brands like NYDJ.

<Q – Kimberly Greenberger – Morgan Stanley & Co. LLC>: Okay, thanks so much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: And I’ll just tag on with – specifically as you talk about sales growth, new customers and consideration is a big part of what we’re doing. We had talked about for this year specifically we wouldn’t break those out because we are really just starting and probably will not get to a material sales number this year. But, as Shelley mentioned, this is a process where we are gaining traction, we are learning as we go. We want to make sure that we

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Chico's FAS, Inc.	CHS	Q2 2018 Earnings Call	Aug. 29, 2018
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don’t get too far ahead of ourselves too quickly. So, we are seeing good growth, it’s meeting our expectations and then some, and will be something that we build into over time.

<Q – Kimberly Greenberger – Morgan Stanley & Co. LLC>: Thanks so much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right. Thank you.

Operator: The next question comes from Susan Anderson with B. Riley FBR. Please go ahead.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Hi. Good morning. Thanks for taking my question. It’s nice to see the improvement across all the brands this quarter. I was wondering, Todd, if you could maybe dig in a little bit more on the gross margin improvement for the back half, if you could maybe just update us on your thoughts or give some more color on what the drivers of the improvement. And then also, just on the occupancy line, if you could remind us what comp you need to leverage that. And, I guess, I’m assuming it was impacted a little bit more this quarter because of the negative impact from the calendar shift. And on the omni-channel, costs for the second half, is that new versus the beginning of the year? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right. Thank you, Susan. So, to start with gross margin improvement, one of the things we’ve been very focused on is our supply chain and sourcing. We, more so than ever, are working with our vendors to make sure we’re very focused in where we’re sourcing our goods, taking advantage of the fact that we are a three-brand company, that in a lot of cases we’ll have base fabrics that are very consistent that we can leverage with our vendors. We can also leverage overall shipping and overall freight costs, and those types of things really help us to drive those sourcing savings.

We had targeted $30 million to $40 million in saving this year and we are right on track for that amount. And that is what really does help drive that gross margin. We mentioned some of the omni-channel costs. It really is expected, though what I’d tell you is we are off to a strong start. So, to the extent that we are seeing a strong start, that is great news for the top line. There’s also fulfillment costs that come with ship-from-store initiatives, so everything from packaging to all the other logistics that come with those initiatives, you have costs, and so that’s also something we’re considering in gross margin.

For occupancy in particular, we are still at the same stage. We do look to get leverage off of occupancy at that low-single digit comp rate. And we are still continuing to see that. To your point, we did have sales down because of the 53rd week that we’re down almost 6%. That makes it difficult to get leverage when the occupancy’s fixed, and the calendar shift causes the sales to be a little bit lower just artificially. So, same story as the past, we’re seeing good cost savings, good negotiation, good partnership with our landlords, and that keeps that occupancy leverage in that low-single digit range.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Got it. And what’s the impact of the calendar shift in the third and fourth quarters?

<A – Todd Vogensen – Chico’s FAS, Inc.>: It’ll be less meaningful. First quarter and second quarter are really the biggest quarters. We’ll have a small amount in Q4, but we should be through the biggest chunks of that calendar shift impact.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Great. Very helpful. Thanks so much. Good luck next quarter.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

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Chico's FAS, Inc.	CHS	Q2 2018 Earnings Call	Aug. 29, 2018
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Operator: The next question comes from Lorraine Hutchinson with Bank of America Merrill Lynch. Please go ahead.

<Q – Lorraine Hutchinson – Bank of America Merrill Lynch>: Thank you. Good morning. Understanding that there are a lot of sourcing savings coming through, I guess I just wanted to hear a little bit more about the cadence of gross margin because the 3Q GM guidance of 50 basis points implies a huge step-up in the fourth quarter to hit 50 basis points for the total year. So, I was just wondering if you could help point to some of the opportunities that you see in the fourth quarter on the gross margin line.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Absolutely. So, there are a few things going on in there. First and foremost is really that sales trend change. So, we do expect to see continued sales improvement. If you look at first to second quarter, comp sales went from down 5.9% to down 3.2%. That’s a healthy improvement, and to see that across all brands certainly gives us confidence. There’s an element of gross margin that is just plain leveraging the fixed costs that are in margin, occupancy in particular. And so that certainly helps the rate. Also, we continue to expect margin improvement. We’re in good position from an inventory perspective. We have really solid purchase plans that align with our sales expectations, and that should also help us from an overall promotional environment that gets us to a much more balanced range and where we expected to be for this year. So--

<A – Shelley Broader – Chico’s FAS, Inc.>: And, Lorraine, another thing to keep in mind is that we’ve been very focused on this three-year plan. The first year was identifying our issues. The second year was operationalizing the fix to those. And the third year was really sales driving. So when you look at that gross margin expansion, you can also look at the tail-end of a lot of that front-of-the-house, back-of-the-house work that we’ve done between the three brands, rationalizing our vendor base, positioning fabric, finding new sources of manufacturing, and really streamlining our processes that are resulting in a more profitable outcome for us in the end.

<Q – Lorraine Hutchinson – Bank of America Merrill Lynch>: Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: The next question comes from Janet Kloppenburg with JJK Research. Please go ahead.

<Q – Janet Kloppenburg – JJK Research>: Hey, everybody. Todd, I had a question on the SG&A. It came in light to my expectations, basically flat in the second quarter. But your guidance on the third quarter was much higher than I would have expected. I know that there’s the marketing spend is higher, planned to be higher in the first and the third. But it does seem a bit higher than expected. And I was wondering if there was any shift from the second quarter to the third quarter. And just on the gross margin expectation for the third – I’m sorry, not the gross margin. My question is on Chico’s, Shelley, you said that the product is resonating very well here in August. Could you maybe give us an idea of where the improvements have come? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Absolutely. I’ll start with SG&A, and we do have Diane Ellis, our Brand President for Chico’s with us. So, we’ll give Diane a chance to talk about merchandise.

From an SG&A perspective, we had planned it basically the way it has rolled out. Q1 and Q3 are our biggest turnarounds from a sales perspective as we go through clearance in Q2 and Q4 and bounce back with customers really looking to refresh their wardrobe. So, it’s a natural time to get out there in front of her when she is looking for retention from us and also not getting crowded out by things like back-to-school. So those are the natural times to really look to do more marketing,

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Chico's FAS, Inc.	CHS	Q2 2018 Earnings Call	Aug. 29, 2018
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look to do more customer-facing marketing. So that is falling within the range of what we had expected, and it balances out with our expectations across the year.

<Q – Janet Kloppenburg – JJK Research>: And there was no benefit – Todd, there were no one-time benefits to the second quarter SG&A that brought it in light to my expectations?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Nothing significant, no. We always are looking to control our overall expenses, and this quarter was certainly no exception. We were investing behind the things we’re confident in and then saw very strong savings across both store expenses and shared services.

<Q – Janet Kloppenburg – JJK Research>: Okay. Thank you.

<A – Diane Ellis – Chico’s FAS, Inc.>: And, Janet, thanks for your question on product.

<Q – Janet Kloppenburg – JJK Research>: Hi.

<A – Diane Ellis – Chico’s FAS, Inc.>: Hi, there. With regard to what’s resonating with our customers right now, we’re seeing very strong performance in our Travelers business which is one of our core franchises, as well as our Zenergy activewear business, very strong. Woven tops continued to be strong, particularly in our non-iron category within woven tops. Opportunities that we see are, as Shelley mentioned earlier, in our pant assortment as well as the top of the pyramid for our knit business, all of which we’ve addressed in the fall business going forward. We’ve increased our pant shapes. We’ve got ourselves back in a good position on our basic pant, broadened again that assortment of leg shapes and styles. And then with our knits, we’ve worked very hard to elevate our prints at the top of the pyramid. They were probably leaning a little too matronly or mature, and so we’ve made those shifts to make sure that that product is more elevated as well as improvements there in quality and fabrics. So, we’re really excited about how the customer is responding to our product and feel really good about the assortment that we have going into fall.

<Q – Janet Kloppenburg – JJK Research>: Thanks so much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you, Janet.

Operator: The next question comes from Paul Lejuez with Citi Research Group. Please go ahead.

<Q – Paul Lejuez – Citigroup Global Markets, Inc.>: Hey, thanks, guys.

<A – Shelley Broader – Chico’s FAS, Inc.>: Hey.

<Q – Paul Lejuez – Citigroup Global Markets, Inc.>: Can you talk a little bit about the comp metrics at Soma from a traffic and ticket perspective? Also curious about the profitability in that business compared to the rest of the chain right now and what your outlook is for the rest of the year? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Absolutely. So, for Soma, it’s really been a tale of two quarters and ramping going into the back half. We talked about in Q1 that Soma was up against a tough bra launch from last year and looking towards a new bra launch as they went into second quarter. And that has absolutely been the case. Progression through the quarter got nothing but better as Soma had its new bra launch with Enbliss, and customer response has been really strong. June was very much a soft launch without marketing behind it, and then July more of that full launch. And as Shelley mentioned, second best bra in the collection, which is remarkable given the

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Chico's FAS, Inc.	CHS	Q2 2018 Earnings Call	Aug. 29, 2018
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newness to the overall collection. So that is driving the overall comp, and gives us confidence going forward.

<A – Shelley Broader – Chico’s FAS, Inc.>: And some of the excitement that we have behind Soma is we have had success in the past with some really great individual bra launches that sort of carry today at Soma. What we’re seeing with Soma today is continued growth in the franchise of vanishing, whether we’re talking vanishing edge panty, vanishing back bra, introducing new customers to QVC and both through our Most Amazing Personal Service and the Focus on Fit and Fit Revolution in our stores. But it’s not just kind of a one-note Joe at Soma. We’re seeing some incredible resurgence in our PJ business with our digital pajama bar where customers can mix and match the collection digitally, and the way that that’s coming to life in store seamlessly, the same experience and fun that you’re having online, mixing and matching your pajamas in Soma is very much mirrored with the in-store experience. And now, with a new launch of style essentials in lounge where we don’t have to rely so heavily on just the launch of one single item. We’ve got that sort of record-breaking Enbliss launch bringing people in, but there’s much more for them to experience and buy, both online and in-store at Soma.

<Q – Paul Lejuez – Citigroup Global Markets, Inc.>: Thanks, guys. Good luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right. Thanks, Paul.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thanks, Paul.

Operator: The next question comes from Brian Tunick with Royal Bank of Canada. Please go ahead.

<Q – Kate Fitzsimons – RBC Capital Markets LLC>: Yes, hi, this is Kate on for Brian. Thanks for taking our questions. Todd, you had talked about just a stronger start here in August. Just wondering if you’re seeing that improvement across all three brands, or should we think about Chico’s may be more leading the way. And then secondly, just as we think about the fleet, is that relatively consistent or just how should we think about the hurricane impacts from last year? Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. Thanks, Kate. The first, August start, what I’d say is we focused more on the July finish. We’ve gotten away from talking about quarter-to-date comps a while ago for a lot of reasons. But I think fair to say, as you look across Q1 and Q2, going from Q1 to Q2, we did see broad-based improvement and that does give us a lot of confidence going into Q3 and our trends are what is included as we look forward to Q3 and our overall outlook.

In terms of the fleet and hurricanes, yeah, it was relatively proportional, the impact last year. It really obviously was very focused on the Southeast, particularly Florida and Texas, as for the hurricanes, and so when you look across our fleet, Chico’s and Soma tend to be slightly more skewed in the Southeast, but it’s really pretty broad-based. And so, that will be the overall impact and be relatively spread.

<Q – Kate Fitzsimons – RBC Capital Markets LLC>: Okay, great. And then just one quick follow-up. As you guys are ending the $100 million to $110 million cost saving program this year, are there any potential opportunities that you’re looking out into next year just to ongoing cleave expense out of the business?

<A – Todd Vogensen – Chico’s FAS, Inc.>: I would say expense savings is just a core part of how we run the business. It’s a core part of our ethos that we are always looking to. We don’t want to get too far ahead of ourselves and call out particular programs, but everyone across the organization is looking for ways that we can be more efficient and...

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<A – Shelley Broader – Chico’s FAS, Inc.>: Yeah.

<A – Todd Vogensen – Chico’s FAS, Inc.>: ...that should be our core.

<A – Shelley Broader – Chico’s FAS, Inc.>: And I think that’s the key. So, if you’re talking about just reducing expenses off existing practices, I think we’ve done what we can do there. And we now – have entered that phase, really over the last six months, of reinventing the processes so that we can have a low-cost operation that will continue to lever, so what’s the most efficient and effective way for us to do business while reducing costs forever. And as the business changes, as consumer needs change, as the fact that we want to meet her anywhere, anytime, when we want to add the right emphasis in cost to deliver that side of the business, we’ve got to right-size and continue to reengineer the remainder of the business to keep our costs low. So, that’s sort of a cultural mentality that we’ve embraced over the last few years here and we’ll continue to move that forward.

<Q – Kate Fitzsimons – RBC Capital Markets LLC>: Great, guys. Best of luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thanks, Kate.

Operator: The next question comes from Paul Trussell with Deutsche Bank. Please go ahead.

<Q – Paul Trussell – Deutsche Bank Securities, Inc.>: Good morning. Just in circling back to the comp metrics, I saw that average dollar sales were up this quarter for the first time in about a year and a half, if you can just touch on the driver there and your thoughts on that metric over the balance of the year. And then separately on stores, if you can speak to your negotiations or concessions you’re receiving relative to maybe prior periods along with any color around recapture rates and your just overall feel today about the size and performance of the fleet. Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Absolutely. Thanks for the question. So, on the comp metrics, you’re right. Average dollar sale was up this quarter, which we were very happy with. We’re seeing strong performance on units per transaction. Actually, what I’d tell you is, we’re seeing strong performance on both conversion and units per transaction. So, for a long time, we’ve looked to those two metrics to be an indicator for us – her response to the product. And when she comes in, if she’s buying and she’s buying units, that’s a sign for us that the product is resonating and that is something we’ll be pushing, in addition to our promotional effectiveness, looking to control AUR going forward.

In terms of stores, overall, in working with landlords we are continuing to see flexibility on term, on length of leases, and to the extent that we’re able to work with our landlords on understanding that there is volatility in market, there is a willingness on most of our landlords’ parts to stay flexible on the term. And even more so what we’re seeing now is, as we’ve gotten further into some of our short-term extensions and we’re seeing more sustained trends that give us confidence in particular sites, we are seeing a desire from landlords to maybe sign up for just a little bit longer term, but with good cost savings. And that’s part of that ongoing partnership with our landlords that is very much paying off at this point.

<A – Shelley Broader – Chico’s FAS, Inc.>: And, Paul, remember, we are still dedicated to our fleet. I mean, we are an omni retailer and we believe that the winning brands have to have strong and unique and differentiated brands and they have to have both a physical manifestation of their brand and a great digital experience. And so, as Todd and his real estate team have been successful in exiting the sites we don’t want to be in and continuing to lean out the portfolio, we also have a lot of flexibility in continuing to operate these as sales centers and unique ways for us to

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deliver Most Amazing Personal Service to our customer and utilize our data in a unique physical way, as well as using them as a return center, and now with Locate and Endless Aisle as a distribution center. So, real estate plays a very important strategic role within our brand, and because of the flexibility that we’ve had with our leases, we can continue to experiment what is the right size and how much more profitable and how much of an integral part we can make that still man-to-man service that you’re getting with Most Amazing Personal Service within our boutiques.

<Q – Paul Trussell – Deutsche Bank Securities, Inc.>: That’s helpful color. Thank you, and best of luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: [Operator Instructions] The next question comes from Simeon Siegel with Nomura/Instinet. Please go ahead.

<Q – Julie Kim – Nomura Instinet>: Good morning. This is Julie Kim on for Simeon. Thank you for taking our question. Can you just give more color on the traffic trends you saw in the quarter and the customer reactivation you mentioned, if that’s specific to a certain channel or a brand? And separately, what you’re seeing in relation to rent dynamics, what kind of contentions you’re getting and if there’s any change in the fixed versus variable component to your rent structure? Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So, from a traffic perspective and a reactivation perspective, we really have put a lot of effort behind especially reaching out to customers who used to shop with us, who we maybe haven’t seen in a while, letting them know the new things that are in our assortment and the brand positioning that is evolving, and we’re getting very strong response off of that. And that is across channels, so it is broad-based and something that gives us a lot of, again, confidence going forward.

We also are seeing the benefit on that front from things like ShopRunner and Amazon where we are able to increase consideration, increase awareness, and use that to continue to drive traffic to our brands. And I think those, to Shelley’s earlier comments, will be areas that we continue to try to leverage and to put emphasis on to drive that traffic.

In terms of rent dynamics, I’d say our focus is not so much on getting variable rents, though that certainly comes up in situations. But it’s really around providing more – either opportunity and options on the length and tenure of our leases or on looking at the just plain rent structure in leases and, again, seeing good, positive cooperation and partnership from our landlords.

<Q – Julie Kim – Nomura Instinet>: Great. Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: The next question comes from Dana Telsey with Telsey Advisory Group. Please go ahead.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Good morning, and nice to see the improvement across brands. You mentioned the collaboration with Not Your Daughter’s Jeans, or the NYDJ Jeans. How do you see that going into the next – how the price points relative to yours? Do you see the opportunity for other collaborations? And what does it mean in terms of margins? Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: I’ll start out with that Dana. Sorry. And then I’ll turn it over to Diane. Again, we have a pretty strategic roadmap of partners that we select for specific purposes to help us either grow our top line, bring in new customers to the brand, brand

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awareness, margin enhancement, reactivation, new customer acquisition. So, in partnering with NYDJ, they really hit so many of those categories for us. It’s a great demographic crossover with our Chico’s brand customer, and many of our customers are familiar with that brand, and many aren’t. And the same goes with that NYDJ customer. So, it’s the opportunity for a great new customer interaction and enhancement. It’ll be an exciting item for our current loyal Chico’s customer to see.

And very much like we were talking about with Soma earlier where we had great success in bringing in one particular franchise, selling a lot of that franchise, but not necessarily lifting the rest of the boat. One of the focuses that the Chico’s brand has is in the pant category we’ve had some unbelievably great pant launches in Brigitte or in Juliet. But it hasn’t necessarily lifted the pant category or the store.

So, our focus is finding the right partners like an NYDJ. And if there are others that hit all of the criteria, we would consider bringing those in as well. We’ve been successful in doing that with some named bras, for example, in Soma online. And we believe it’s an enhancement to our existing brand that will help lift that entire category and add an additional item, a great top, a great jacket, to match that with a new customer.

And I’ll turn it over to Diane for some of the specifics.

<A – Diane Ellis – Chico’s FAS, Inc.>: Yeah, thanks, Shelley. And again, thanks, Dana, for the question. NYDJ for us on the initial launch is in 50 stores and 50 boutiques and online as well. So, we’re excited about the opportunity to include some unique technologies that are new to us and exclusive to us at Chico’s. The collaboration will also have the opportunity to combine what’s great about NYDJ in terms of their fit with the unique prints and color palettes that we have within Chico’s, so we think that’s a winning combination for our customer, as well as new customers, which again is one of the key benefits of this collaboration.

So, we’re excited about it. We think price-pointwise it’s about 15% higher than our typical average price point for our denim. But we think, again, the technologies and the unique exclusive aspects of this warrant that incremental price point, and we don’t see it as a tradeoff with our existing inventory. We really do see it as incremental to our existing business, both from a sales perspective, and more importantly, from a customer acquisition perspective.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Does this replace anything else in the store? And are there other categories that you’re looking to do these partnerships with? Thank you.

<A – Diane Ellis – Chico’s FAS, Inc.>: Thank you. At this point, it again is incremental. So, we see it as a layer of assortment that we didn’t have, both from a technology perspective, a fit perspective, and from unique design component. So, we see it as incremental. But we are, as Shelley said, in the exploration stages of other partnerships where we achieve that same unique combination of what I’d like to call a one plus one equals three where the two brands together have the opportunity to not only drive incremental sales, but the opportunity to attract new customer acquisition to our brand and create further consideration for the Chico’s brand.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you, Dana.

Operator: This concludes our question-and-answer session. I would now like to turn the conference back over to Shelley Broader for any closing remarks.

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Chico's FAS, Inc.	CHS	Q2 2018 Earnings Call	Aug. 29, 2018
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Shelley G. Broader, President, Chief Executive Officer & Director, Chico’s FAS, Inc.

Thank you. So, in summary, we’re very excited about the opportunities ahead. We’re focused on those initiatives that will build on the momentum we’re beginning to see. These include strengthening our merchandising assortment, growing our channels of business, expanding our partnerships, and further advancing our omni-channel capabilities. We are investing and acting quickly to enhance the customer experience and drive improved performance of our business. So, thank you for joining and have a nice day.

Operator: This conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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